EXHIBIT 99
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               WAYNE R. SANDERS ANNOUNCES HIS INTENTION TO RETIRE
                      FROM KIMBERLY-CLARK IN FEBRUARY 2003

                       THOMAS J. FALK NAMED AS SUCCESSOR


DALLAS, September 12, 2002 - Wayne R. Sanders today announced his intention to retire as chairman from Kimberly-Clark Corporation (NYSE: KMB) in February 2003. Sanders, 55, has served as chief executive officer and chairman of Kimberly-Clark since December 19, 1991, and March 31, 1992, respectively.

     In conjunction with this announcement, Thomas J. Falk was elected CEO today by the company's board of directors. Falk will continue to serve as president and a member of the company's board of directors, as he has since 1999. He is expected to be elected chairman in February.

     "This is a carefully planned transition, one that has been in the works since 1999, when Tom was named president and chief operating officer," Sanders said. "Tom is truly qualified to lead the company to the next level, building upon our record as a global consumer products company that delivers strong financial performance and solid returns to shareholders."

     Speaking on behalf of the board of directors, Paul J. Collins, a long-standing board member added, "The Board has worked closely with Wayne for the last few years on this succession plan. In accordance with the plan, Wayne has agreed to remain as chairman until early next year to ensure a smooth management transition."

     Kimberly-Clark's strategic direction under Falk will remain largely unchanged as the company continues to build competitive advantage in its three core businesses - Personal Care, Consumer Tissue and Business-to-Business.

     Falk, 44, has held positions of increasing responsibility since joining Kimberly-Clark in 1983. Under his leadership, the company successfully integrated Kimberly-Clark

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and Scott Paper operations following the merger of the two companies in late
1995. More recently, he was the architect of Kimberly-Clark's new global organizational structure and its Go-To-Market initiatives, which have redefined the way the company manufactures, distributes, promotes and sells its products. This program has resulted in savings of roughly $400 million over the past four years.

A DECADE OF GROWTH AT KIMBERLY-CLARK

     "Wayne retires from his position as CEO having completed the transformation of Kimberly-Clark into one of the world's leading consumer products companies," Falk said. During Sanders' tenure the Kimberly-Clark team delivered significant growth, with company revenues, including the impact of acquisitions and divestitures, more than doubling from $6.8 billion in 1991 to $14.5 billion in 2001.

     In the past decade, Kimberly-Clark completed a series of disciplined acquisitions and divestitures to create a global platform for driving sustained top-line growth, continuing margin expansion and further improvement in earnings and cash flow. Some of Kimberly-Clark's key milestones in the last 10 years include:

     - the merger with Scott Paper Company in 1995, which provided additional brands, technology and scale and contributed significantly to making K-C a global consumer products giant, as well as the acquisition of more than 40 personal care, tissue and health care businesses around the world;

     - expansion of key businesses with the global launches of an array of successful consumer and health care products, including Huggies Supreme diapers, Kleenex Cottonelle bathroom tissue, Huggies Little Swimmers swimpants, GoodNites youth pants and Depend protective underwear, as well as the expansion of the health care business to more than $1 billion in annual sales;

     -   substantial improvement in financial results, including:
              -   compound annual sales growth of 8 percent;
              - increasing operating profit margins before unusual items from nearly 11 percent to approximately 18 percent;
              - compound annual growth in earnings per share before unusual items of more than 10 percent; and
              - more than tripling cash flow provided by operations to $2.3 billion in 2001; and

     -   generating shareholder returns in excess of the S&P 500.

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KIMBERLY-CLARK INFORMATION KIT

     An electronic news kit containing biographies and photos of Wayne Sanders and Tom Falk, a history of Kimberly-Clark and company financial information is available at www.kimberly-clark.com/aboutus/kcinformation.asp.
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ABOUT KIMBERLY-CLARK

     Kimberly-Clark Corporation is a leading global consumer products company. Its tissue, personal care and health care products are manufactured in
42 countries and sold in more than 150. Kimberly-Clark is home to some of the world's most trusted and recognized brands, including Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend. Nearly one-quarter of the world's population, or
1.3 billion people, use Kimberly-Clark products each year. Kimberly-Clark has been among Fortune magazine's "Most Admired" corporations since 1983 and was named to its 2002 list of "100 Best Companies to Work For." For more information about Kimberly-Clark's well-known brands, visit the Kimberly-Clark Web site at www.kimberly-clark.com.
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     Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results, strategies, contingencies and transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company's Annual Report on Form 10-K for the year ended December 31, 2001, entitled "Factors That May Affect Future Results."

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